                                                          Exhibit 24(b)

                      Certified Board Resolutions

         The following is an excerpt of resolutions which were adopted by the Board of Directors of the Company on September 25, 1996:


      RESOLVED, That the form, terms and provisions of the proposed registration statement on Form S-8 relating to the registration of up to 300,000 shares of common stock of the Company for issuance to employees is approved in all respects; and the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer, the Vice President and Treasurer, and the Controller of the Company (Authorized Officers) and each of them are authorized in the name and on behalf of the Company, to execute and file a registration statement substantially in the form of the draft presented to this meeting (Registration Statement), with such changes as the Authorized Officers may, with the advice of counsel, deem necessary or advisable, and to execute and deliver any and all amendments and supplements thereto, including post-effective amendments; and further

                                 *    *    *

         RESOLVED, That the Company, each member of the Company's Board of Directors and each of the Authorized Officers are authorized to execute a power of attorney appointing Patrick J. Maher, James H. DeGraffenreidt, Jr., John K. Keane, Jr. and Frederic M. Kline, and each of them individually (attorneys in fact) to execute the Registration Statement and any amendment thereto, and cause it to be filed with the Securities and Exchange Commission and with all other appropriate governmental and private organizations.



                                                        /S/  Douglas V. Pope
                                                              Secretary